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                                                                     EXHIBIT 5.2

                                      -1-


                             CONTRACT FOR SERVICES

This Agreement made as of this 23rd day of June , 1999.

BETWEEN:

          PCsupport.com, INC., a body corporate incorporated under the laws of the State of Nevada, and having its head office at Vancouver, British Columbia

          (herein called the "Company")

                                                            OF THIS FIRST PART

AND:

          THE DROMOND TECHNOLOGIES GROUP (as represented by its principals, Michael McLean and Steve Macbeth), a body corporate incorporated under the laws of the Province of British Columbia, and having its head office at Vancouver, British Columbia

          (herein called "Dromond")

                                                            OF THE SECOND PART


W H E R E A S:

A. The Company is engaged in providing computer support services using the Internet, and

B. Dromond possesses expertise and experience in the Company's areas of business.

NOW THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows.

                                   ARTICLE 1
                              TERMS OF ENGAGEMENT

1.1  ENGAGEMENT AND TERM
     -------------------

The Company retains the consulting services of Dromond commencing on June 23, 1999. The initial term of this Agreement (the "Initial Term") shall be from June 23, 1999 to December 31, 1999. This Agreement shall be automatically renewed for successive twelve (12) month periods unless either party notifies the other in writing no less than ninety (90) days prior to December 31, 1999, in the case of the Initial Term, or the end of the current twelve (12) month extension period, of such party's desire to terminate this Agreement.
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                                      -2-

1.2  DUTIES
     ------

Dromond will serve the Company as an independent consultant and will provide the mind and management of the Company and perform such further consulting services as may from time to time be assigned to it by the Board of Directors (the "Board of Directors") of the Company subject always to the control and direction of the Board of Directors. Dromond will be responsible for all day to day operations, including, but not limited to,

     (a) the negotiation, execution and implementation of all contracts and agreements on behalf of the Company;

     (b)  hiring, supervision and firing of any employee of the Company;

     (c) engaging with and coordinating with all legal, accounting and other professional agents of the Company; and

     (d) reporting to the Board of Directors on a regular basis respecting the Company's affairs.

Dromond agrees that during the term of this Agreement it will assign Michael McLean ("McLean") and Steve Macbeth ("Macbeth") on a full-time basis to perform the services contemplated herein. The parties agree that, initially, McLean will be appointed as President of the Company, and Macbeth as the Secretary of the Company. Such appointments shall be subject to the discretion of the Board of Directors, and McLean and/or Macbeth may be assigned additional or alternate offices or removed from such offices, as the Board of Directors, in its sole discretion, may determine.

1.3  REMUNERATION
     ------------

In consideration of the services to be rendered to the Company by Dromond, the Company will pay to Dromond $16,600 per month plus applicable taxes.

1.4  BONUSES AND OPTIONS
     -------------------

Bonuses and stock options shall be granted to Dromond by the Company based upon the level of performance of Dromond in providing the services outlined above. Such bonuses and stock option grants will be made in amounts and at times as may be determined by the Board of Directors in its sole discretion. All grants of stock options shall be made subject to the Company's stock option plan and applicable securities legislation. Dromond acknowledges that stock option grants may be made, at the Company's discretion, directly to McLean and Macbeth, in their capacity as officers of the Company.

1.5  PERFORMANCE BASED OPTIONS
     -------------------------

The Company acknowledges and agrees that Dromond, as an initial founder of the Company, will be entitled to receive performance based options to be earned out in the manner provided for under the rules and policies of such stock exchange, if any, upon which the Company's shares may be listed, and the policies of the applicable securities regulatory authorities. Dromond acknowledges that such performance based options may be subject to escrow or pooling agreements and agrees that it will enter into such agreements where required by the applicable regulatory authorities or the Company. Such options may be granted directly to
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                                      -3-

McLean and Macbeth instead of to Dromond.

1.6  EXPENSES
     --------

The Company will reimburse Dromond for reasonable out-of-pocket expenses incurred by Dromond in the performance of its duties hereunder.

1.7  CONFIDENTIALITY
     ---------------

Except as required by law, Dromond will not during the term of this Agreement or any time thereafter disclose to any person, firm, or corporation other than a Director or officer of the Company or their respective subsidiaries or affiliates, any information concerning the confidential affairs of the Company, whether for his own benefit or to the detriment, or intended or probable detriment, of the Company. Dromond agrees that it will enter into such confidentiality and non-competition agreements and it will cause McLean and Macbeth to enter into such agreements as the Company may reasonably require.

                                   ARTICLE 2
                                  TERMINATION

2.1  TERMINATION BY COMPANY
     ----------------------

This Agreement may be terminated by the Company by notice in writing to Dromond at any time during the term hereof, in any of the following events:

     (a) for cause, in which event Dromond will be entitled to a seven (7) day notice or, at the sole discretion of the Company, to be paid the equivalent termination pay in lieu of such notice; or

     (b) if McLean and Macbeth are unable as a result of sickness, accident or other mental or physical disability to perform his duties hereunder for a period of more than six (6) consecutive months and, in the reasonable opinion of the Board of Directors based on medical evidence, it is unlikely that McLean and Macbeth will be capable of resuming such duties within the foreseeable future, in which event Dromond will not be entitled to any notice period,

For the purposes hereof "for cause" will include fraud, misappropriation, theft or embezzlement of any of the Company's property or any of its subsidiaries' property, any material breach of the provisions of this Agreement by Dromond, incompetence, including gross or chronic misconduct or gross or chronic neglect of duties by Dromond or public conduct of Dromond which causes substantial detriment to the Company's reputation.

2.2  TERMINATION BY DROMOND
     ----------------------

This Agreement may be terminated at the option of Dromond upon sixty days written notice to the Company for any reason whatsoever.

2.3  DEATH
     -----
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                                      -4-

For greater certainty, the death of both McLean and Macbeth will automatically terminate this Agreement as of the date of the later of such deaths.

2.4  OTHER TERMINATION BY COMPANY
     ----------------------------

This Agreement may be terminated at the option of the Company forthwith upon written notice to Dromond for any reason whatsoever (other than for those referred to in Section 2.1) or without reason, provided however that, if this Agreement is terminated prior to the expiry of the Initial Term, or any extension thereof pursuant to Section 1.1, the Company forthwith, upon such written notice, pay to Dromond $60,000, as termination payment and as consideration for the full release and discharge by Dromond of any rights, claims, recourse or rights of action which Dromond has or may have against the Company or any of its subsidiaries in connection with, or in respect of this Agreement or otherwise, including, without limitation, any salary, bonus, or remuneration and their benefits arising under this Agreement or otherwise, and as full and final settlement thereof, whereupon the Company and its subsidiaries will be provided with a final release and discharge in respect of such rights, recourse, claims or rights of action.

2.5  EFFECT OF TERMINATION
     ---------------------

Upon termination of this Agreement except for a termination for cause, Dromond will be entitled without limitation to all remuneration, rights and privileges which have accrued to Dromond up to the date of such termination, including reimbursement for out-of-pocket expenses for which it is entitled to reimbursement pursuant to Section 1.6.

                                   ARTICLE 3
                                 MISCELLANEOUS

3.1  NOTICE
     ------

Any notice, direction or other instrument in writing required or permitted to be given under the terms of this Agreement will be sufficiently given to the party to whom it is addressed if delivered or forwarded by prepaid mail, cable, telecopy or telex.

          TO THE COMPANY AT:        29th Floor, Three Bentall Centre
                                    595, Burrard Street
                                    P.O. Box 49130, Stn. Bentall Centre
                                    V7X 1J5

          TO DROMOND AT:            20658 90A Avenue
                                    Langley, British Columbia
                                    V1M 2N2

or to such other addresses as either party may furnish to the other from time to time. Every such notice will be deemed to have been received, if mailed, on the fifth (5th) business day after it was so mailed and otherwise on the day such notice was delivered, cabled, telecopied or telexed.

3.2  GOVERNING LAW
     -------------
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                                      -5-

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of the province of British Columbia.

3.3  HEADINGS
     --------

The headings employed in this Agreement have been inserted for convenience of reference only, and will not affect the construction of interpretation of this Agreement.

3.4  NON-ASSIGNMENT
     --------------

This Agreement will not be assignable by either party without the prior written consent of the other.

3.5  SEVERABILITY
     ------------

Should any covenant or provision herein be determined to be void or unenforceable in whole or in part, it will be deemed not to affect or impair the enforceability or validity of any other covenant or provision hereof, but this Agreement will so far as is practicable be construed as if such invalid or unenforceable provision were omitted.

3.6  INDEPENDENT CONTRACTOR
     ----------------------

The Company and Dromond hereby acknowledge and agree that Dromond is performing services hereunder as an independent contractor for the Company and that nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, partners or joint ventures between the Company and Dromond. The Company shall not be required to make any deductions from any payment made to Dromond hereunder, whether for state, federal or foreign income tax purposes, including but not limited to social security, income tax withholding, unemployment or disability insurance and other payroll tax requirement. Dromond will not be entitled to receive any vacation or illness payments. Dromond agrees that it shall be responsible for any and all other taxes and other payments due on any payment received by Dromond from the Company pursuant to the terms of this Agreement. Dromond will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law or regulation on the Company for income, franchise or employment taxes or payments on any compensation to Dromond, excluding such payments which are imposed on the Company by law, as the employer's contribution towards such payments.

The Dromond acknowledges that as an independent contractor the Company will not be responsible for and will not acquire, for or on behalf of Dromond, or others for whom Dromond is responsible, insurance of any kind and, as such, Dromond agrees, to the extent that it deems necessary, to maintain adequate insurance to protect Dromond (and employees of Consultant) from the following: (a) claims under worker's compensation and state disability acts; (b) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Dromond; and (c) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, which arise out of any negligent act or omission of Dromond. This section shall not preclude the Company from obtaining insurance for any of its officers.
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3.7  ARBITRATION
     -----------

In the event that any dispute arises among the parties with reference to the termination of employment of Dromond, and upon which the parties cannot agree, then such dispute will be referred to a board of three arbitrators in accordance with the provisions of the Arbitration Act British Columbia or other or similar legislation in force in the province of British Columbia, from time to time.


IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first above written.


PCsupport.com, Inc.

Per:  /s/ Michael McLean
      ------------------------------



THE DROMOND TECHNOLOGIES GROUP


Per:  /s/ Steve Macbeth
      ------------------------------
      Steve Macbeth


Per:  /s/ Michael McLean
      ------------------------------
      Michael McLean